Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Holdings, Inc.
April 25, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
Quinnie Jenkins
678.254.7442

AIRTRAN HOLDINGS, INC., ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES AND

COMMON STOCK OFFERINGS

ORLANDO, Fla., April 25, 2008 – AirTran Holdings, Inc. (NYSE:AAI), parent company of AirTran Airways, Inc., one of the nation’s leading low-fare air carriers, today announced that it has priced its previously announced offering of $65 million of 5 1/2 percent Convertible Senior Notes due 2015 (the “Notes”). AirTran also announced it has granted the underwriters of the Notes offering a 30-day option to purchase an additional $9.75 million aggregate principal amount of the Notes, solely to cover over-allotments. Morgan Stanley & Co. Incorporated served as sole bookrunner, and Credit Suisse Securities (USA) LLC served as co-lead manager for the Notes offering.

The Notes will be convertible into AirTran common stock at an initial conversion rate of 260.417 shares of AirTran common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $3.84 per share of AirTran common stock and represents an approximately 20 percent premium to the price at which AirTran’s common stock was offered in the concurrent common stock offering described below. The conversion rate and the conversion price will be subject to adjustment in certain circumstances. The Notes will bear interest at a rate of 5 1/2 percent per annum, payable on April 15 and October 15 of each year, beginning October 15, 2008. The Notes will mature on April 15, 2015, and may not be redeemed by AirTran prior to maturity. Holders of the Notes may require AirTran to repurchase all or any portion of the Notes if AirTran is involved in certain types of corporate transactions or other events constituting a fundamental change. Except for the pledge of the escrow account to secure the first six scheduled semi-annual interest payments on the notes, the Notes are senior unsecured debt obligations of AirTran. There is no sinking fund for the Notes.

Concurrently with the pricing of the Notes, AirTran has priced its previously announced offering of common stock pursuant to a separate underwriting agreement with Morgan Stanley, acting as sole bookrunner, and Credit Suisse acting as co-lead manager, offering 22,312,500 shares of its common stock to the public at a price of $3.20 per share. AirTran has granted the Equity Underwriters the option to purchase 3,346,875 shares of the AirTran’s common stock solely to cover over-allotments, if any.

Closing of the Notes offering and the common stock offering are expected to occur on April 30, 2008, subject to satisfaction of various customary closing conditions.

As described in the Prospectus Supplements filed with the Securities and Exchange Commission on April 22, 2008, AirTran intends to use the net proceeds from this offering and the concurrent common stock offering as follows: (i) approximately $10.7 million (or approximately $12.3 million, if the underwriters exercise their over-allotment option in full) from the Notes offering to acquire government securities that will be pledged for the exclusive benefit of the holders of the notes and (ii) the remainder of the net proceeds from the Notes offering and all of the net proceeds from the common stock offering collectively for general corporate purposes, which may include additions to working capital, capital expenditures, the retirement of debt, other investments in strategic alliances, code-share agreements or other business arrangements and, although AirTran is not presently in any negotiations, possible acquisitions of other airlines or their assets.

AirTran has filed a registration statement with the SEC for the offerings of the Notes and the common stock to which this communication relates. Before investing, please read the prospectus and prospectus supplements for the Notes and the common stock offerings in the registration statement and other documents AirTran has filed with the SEC for more complete information about AirTran and these offerings. These documents are available for free and may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplements for the Notes and the common stock offerings are available by contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, N.Y. 10014 Attention: Prospectus Department or by email at prospectus@morganstanley.com, and Credit Suisse at One Madison Avenue, New York, N.Y.10010 or by calling toll free (800) 221-1037.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About AirTran

AirTran Holdings, Inc., a Fortune 1000 company, is the parent company of AirTran Airways, which ranked number one in the 2008 Airline Quality Rating study and offers more than 700 affordable, daily flights to 58 U.S. destinations. With 8,900 friendly Crew Members and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

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Editors Note: This press release contains statements that contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, in this press release may be deemed forward-looking statements. We use words such as “anticipate,” believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in the referenced prospectus and prospectus supplements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Additional information on factors that could influence AirTran’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.